Exhibit 99.1

Keith Morrow

Technology Executive

Epsilon

Keith Morrow is a technology executive at Epsilon, an all-encompassing global marketing innovator with over 8,000 employees and generating more than $2.1 billion in revenue. The firm provides a broad range of marketing services spanning database marketing, direct mail, email marketing, web development, loyalty programs, analytics, data services, strategic consulting and creative services. In his role, Mr. Morrow acts as a trusted advisor to the Executive Leadership Team and implements innovative, transformative technology solutions that provide the company a competitive advantage over their peers. In addition, he is responsible for all Information Technology (IT), Cyber Security, and Technology Compliance, as well as the integration of new game-changing technology into the company.

In his previous role as EVP Shared Service & Global CIO for Epsilon, he was responsible for creating and implementing the company’s IT strategy to deliver operational excellence across Epsilon’s data centers and network, as well as managing the production support functions. Morrow was integral in the design, development and successful launch of Epsilon’s digital product offerings, including Agility Harmony, a cloud-based, omni-channel marketing and analytics platform recognized as one of the top 13 most significant technologies in the space.

Morrow previously founded an effectiveness consultancy, K. Morrow Associates, and prior to that was the EVP/CIO at Blockbuster Inc. and 7-Eleven, Inc. While in those roles, he was named to CIO Magazine’s CIO 100 for three consecutive years and was inducted into the CIO Hall of Fame by the CIO Magazine in 2008. From 2004-2016 he was a governor-appointed member of the Board of Directors for the State of Texas Department of Information Resources, and served on the board of directors for Copper Mobile from 2012-2015. He currently serves on the advisory board of Technology Spa, an early stage technology company focused on Cloud Strategy, Governance, and DevOps as a Service.